Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of The Hanover Insurance Group, Inc. of our report dated February 27, 2009 relating to the financial statements, financial statement schedules and the effectiveness of internal control over financial reporting of The Hanover Insurance Group, Inc., which appears in The Hanover Insurance Group, Inc.’s Annual Report on Form 10-K for the year-ended December 31, 2008. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/    PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP

Boston, Massachusetts

January 20, 2010